Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1489

Industrial Logistics Properties Trust Announces First Quarter 2020 Results
First Quarter Net Income Attributable to Common Shareholders of $0.20 Per Share
First Quarter Normalized FFO Attributable to Common Shareholders Increased 12.2% to $0.46 Per Share
Formed First Joint Venture, Raising Equity Capital at Net Asset Value to Reduce Debt

Newton, MA (April 30, 2020): Industrial Logistics Properties Trust (Nasdaq: ILPT) today announced financial results for the quarter ended March 31, 2020.

John Murray, President and Chief Executive Officer of ILPT, made the following statement:

“We are focused on and concerned by the impact the COVID-19 pandemic has had on the economy and the real estate industry, but believe we are well positioned to weather disruptions which may affect our business.  The industrial and logistics sector and many of our tenants are critical to sustaining a resilient supply chain to support essential services and daily consumption across the nation. Our liquidity remains strong with approximately $20 million of cash and nearly $500 million of availability under our revolving credit facility as of March 31, 2020. Additionally, we face minimal lease expirations and debt maturities over the next 12 months, with only 0.5% of annualized rental income expiring and $49 million of mortgage debt on one property coming due. We have granted rent deferrals to certain of our tenants for a total of approximately $2.1 million. These leases represent approximately 6.5% of annualized rental revenues as of March 31, 2020. Tenants who have received rent deferrals will generally be obligated to pay the deferred rents beginning in September 2020 in 12 equal installments. We believe these deferrals will allow our tenants to continue to be successful during this challenging time.
During the first quarter, ILPT formed a $680 million joint venture with an Asian institutional investor. We used the proceeds that we received from this joint venture formation to reduce leverage. We plan to expand this joint venture and expect it to support ILPT’s continued growth. We also acquired a Class A e-commerce distribution facility located near Phoenix, AZ that is 100% leased to a single tenant.  Finally, earlier this month we also announced that we maintained our regular quarterly distribution to shareholders, which we hope demonstrates our belief that ILPT remains a secure investment amid these uncertain economic conditions.”

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Results for the Quarter Ended March 31, 2020:

Net income attributable to common shareholders for the quarter ended March 31, 2020 was $12.8 million, or $0.20 per diluted share, compared to $16.8 million, or $0.26 per diluted share, for the same quarter last year. Normalized funds from operations attributable to common shareholders, or Normalized FFO attributable to common shareholders, for the quarter ended March 31, 2020 were $30.2 million, or $0.46 per diluted share, compared to $26.4 million, or $0.41 per diluted share, for the same quarter last year.

Reconciliations of net income attributable to common shareholders determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, attributable to common shareholders and Normalized FFO attributable to common shareholders for the quarters ended March 31, 2020 and 2019 appear later in this press release.

Leasing, Occupancy and Same Property Results:

During the quarter ended March 31, 2020, ILPT entered new and renewal leases and completed rent resets for approximately 91,000 square feet, which resulted in weighted average (by square feet) rental rates that were approximately 19.0% higher than prior rental rates for the same space, with a weighted average (by square feet) lease term of 17.4 years. Commitments for leasing capital and concessions for new and renewal leases entered during the quarter ended March 31, 2020 totaled approximately $458,000, or approximately $0.53 per square foot per lease year.

As of March 31, 2020, 98.9% of ILPT’s total rentable square feet was leased, compared to 99.3% as of December 31, 2019 and 99.4% as of March 31, 2019. Occupancy for properties owned continuously since January 1, 2019 on a same property basis decreased to 98.6% at March 31, 2020 from 99.3% at March 31, 2019. Same property cash basis net operating income, or Cash Basis NOI, decreased 0.7% for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019, primarily as a result of a change in timing of the recognition of percentage rental income, partially offset by contractual rent increases and leasing activity at certain properties since January 1, 2019.

Reconciliations of net income attributable to common shareholders determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and calculation of same property Cash Basis NOI, for the quarters ended March 31, 2020 and 2019, appear later in this press release.

Joint Venture Transaction:

As previously disclosed, in February and March 2020, ILPT entered into agreements related to a joint venture for 12 of ILPT’s U.S. mainland properties. ILPT contributed the 12 properties to the joint venture. ILPT received proceeds from the investor in an aggregate amount of $108.3 million, which includes certain costs associated with the formation of the joint venture, for a 39% equity interest in the joint venture and ILPT retained the remaining 61% equity interest in the joint venture. The investment amount is based on an aggregate property valuation of $680.0 million, less approximately $407.0 million of existing mortgage debts on the properties at the time of the investment that the joint venture assumed. In February 2020, ILPT formed the joint venture with 11 of the 12 properties and the investor initially paid ILPT approximately $82.0 million, and in March 2020, the twelfth property was added to the joint venture and the investor contributed an additional $26.3 million. ILPT used the net proceeds from this transaction to reduce outstanding borrowings under its revolving credit facility.

Recent Investment Activities:

As previously disclosed, in February 2020, ILPT acquired a net leased Class A e-commerce distribution center located in Goodyear, AZ with 820,384 rentable square feet for a purchase price of $71.5 million, excluding acquisition related costs. This property is 100% leased and had a remaining lease term of approximately six years as of the date of acquisition.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, John Murray, Chief Financial Officer and Treasurer, Richard Siedel, and Vice President, Yael Duffy, will host a conference call to discuss ILPT’s first quarter 2020 financial results.

The conference call telephone number is (877) 418-4826. Participants calling from outside the United States and Canada should dial (412) 902-6758. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Thursday, May 7, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10141270.

A live audio webcast of the conference call will also be available in a listen-only mode on ILPT’s website, at www.ilptreit.com. Participants wanting to access the webcast should visit ILPT’s website about five minutes before the call. The archived webcast will be available for replay on ILPT’s website following the call for about one week. The transcription, recording and retransmission in any way of ILPT’s first quarter conference call are strictly prohibited without the prior written consent of ILPT.

Supplemental Data:

A copy of ILPT’s First Quarter 2020 Supplemental Operating and Financial Data is available for download at ILPT’s website, which is located at www.ilptreit.com. ILPT’s website is not incorporated as part of this press release.

ILPT is a real estate investment trust, or REIT, that owns and leases industrial and logistics properties throughout the United States. ILPT is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

Non-GAAP Financial Measures:

ILPT presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO attributable to common shareholders, Normalized FFO attributable to common shareholders, NOI and Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income or net income attributable to common shareholders as indicators of ILPT’s operating performance or as measures of ILPT’s liquidity. These measures should be considered in conjunction with net income and net income attributable to common shareholders as presented in ILPT’s condensed consolidated statements of income. ILPT considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income and net income attributable to common shareholders. ILPT believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of ILPT’s operating performance between periods and with other REITs and, in the case of NOI and Cash Basis NOI, reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of ILPT’s properties.

Please see the pages attached hereto for a more detailed statement of ILPT’s operating results and financial condition and for an explanation of ILPT’s calculation of NOI, Cash Basis NOI, same property NOI, same property Cash Basis NOI, FFO attributable to common shareholders and Normalized FFO attributable to common shareholders and a reconciliation of those amounts to amounts determined in accordance with GAAP.

Industrial Logistics Properties Trust

Condensed Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019

Rental income	$64,278	$45,987

Expenses:
Real estate taxes	8,811	5,565
Other operating expenses	5,181	3,386
Depreciation and amortization	18,290	9,611
General and administrative	4,831	3,800
Total expenses	37,113	22,362

Interest income	111	361
Interest expense (including net amortization of debt issuance costs, premiums and discounts of $586 and $403, respectively)	(14,519)	(7,596)
Income before income tax expense and equity in earnings of an investee	12,757	16,390
Income tax expense	(63)	(8)
Equity in earnings of an investee	—	404
Net income	12,694	16,786
Net loss attributable to noncontrolling interest	152	—
Net income attributable to common shareholders	$12,846	$16,786

Weighted average common shares outstanding - basic	65,075	65,032
Weighted average common shares outstanding - diluted	65,082	65,041

Per common share data (basic and diluted):
Net income attributable to common shareholders	$0.20	$0.26

Industrial Logistics Properties Trust

Funds from Operations Attributable to Common Shareholders and Normalized Funds from Operations Attributable to Common Shareholders (1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019

Net income attributable to common shareholders	$12,846	$16,786
Depreciation and amortization	18,290	9,611
FFO adjustments attributable to noncontrolling interest	(977)	—
FFO attributable to common shareholders and Normalized FFO attributable to common shareholders	$30,159	$26,397

Weighted average common shares outstanding - basic	65,075	65,032
Weighted average common shares outstanding - diluted	65,082	65,041

Per common share data (basic and diluted):
FFO attributable to common shareholders and Normalized FFO attributable to common shareholders	$0.46	$0.41
Distributions declared	$0.33	$0.33

(1)      ILPT calculates FFO attributable to common shareholders and Normalized FFO attributable to common shareholders as shown above. FFO attributable to common shareholders is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income attributable to common shareholders, calculated in accordance with GAAP, plus real estate depreciation and amortization and minus FFO adjustments attributable to noncontrolling interest, as well as certain other adjustments currently not applicable to ILPT. In calculating Normalized FFO attributable to common shareholders, ILPT adjusts for the items shown above, if any, and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of ILPT’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO attributable to common shareholders and Normalized FFO attributable to common shareholders are among the factors considered by ILPT’s Board of Trustees when determining the amount of distributions to ILPT’s shareholders. Other factors include, but are not limited to, requirements to maintain ILPT’s qualification for taxation as a REIT, limitations in ILPT’s credit agreement, the availability to ILPT of debt and equity capital, ILPT’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and ILPT’s dividend yield compared to the dividend yields of other industrial REITs, ILPT’s expectation of its future capital requirements and operating performance and ILPT’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO attributable to common shareholders and Normalized FFO attributable to common shareholders differently than ILPT does.

Industrial Logistics Properties Trust

Calculation and Reconciliation of Property Net Operating Income and Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Calculation of NOI and Cash Basis NOI:
Rental income	$64,278	$45,987
Real estate taxes	(8,811)	(5,565)
Other operating expenses	(5,181)	(3,386)
NOI	50,286	37,036
Non-cash straight line rent adjustments included in rental income	(1,967)	(979)
Lease value amortization included in rental income	(200)	(113)
Cash Basis NOI	$48,119	$35,944

Reconciliation of Net Income to NOI and Cash Basis NOI:
Net income	$12,694	$16,786
Equity in earnings of an investee	—	(404)
Income tax expense	63	8
Income before income tax expense and equity in earnings of an investee	12,757	16,390
Interest expense	14,519	7,596
Interest income	(111)	(361)
General and administrative	4,831	3,800
Depreciation and amortization	18,290	9,611
NOI	50,286	37,036
Non-cash straight line rent adjustments included in rental income	(1,967)	(979)
Lease value amortization included in rental income	(200)	(113)
Cash Basis NOI	$48,119	$35,944

(1)
The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to ILPT’s property level results of operations. ILPT calculates NOI and Cash Basis NOI as shown above. ILPT defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that ILPT records as depreciation and amortization expense. ILPT defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization and lease termination fees, if any. ILPT uses NOI and Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI and Cash Basis NOI differently than ILPT does.

Industrial Logistics Properties Trust

Reconciliation of Net Operating Income to Same Property Net Operating Income and Calculation of Same
1
Property Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of NOI to Same Property NOI (2):
Rental income	$64,278	$45,987
Real estate taxes	(8,811)	(5,565)
Other operating expenses	(5,181)	(3,386)
NOI	50,286	37,036
Less:
NOI of properties not included in same property results	(15,096)	(1,959)
Same property NOI	$35,190	$35,077

Calculation of Same Property Cash Basis NOI (2):
Same property NOI	$35,190	$35,077
Less:
Non-cash straight line rent adjustments included in rental income	(1,250)	(903)
Lease value amortization included in rental income	(120)	(113)
Same property Cash Basis NOI	$33,820	$34,061

(1)
See footnote (1) on page 7 of this press release for the definitions of NOI and Cash Basis NOI and page 4 for a description of why ILPT believes they are appropriate supplemental measures and a description of how ILPT uses these measures.

(2)
For the three months ended March 31, 2020 and 2019, same property NOI and same property Cash Basis NOI are based on properties that ILPT owned as of March 31, 2020 and that it owned continuously since January 1, 2019.

Industrial Logistics Properties Trust

Condensed Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
Real estate properties:
Land	$759,009	$747,794
Buildings and improvements	1,643,913	1,588,170
Total real estate properties, gross	2,402,922	2,335,964
Accumulated depreciation	(142,487)	(131,468)
Total real estate properties, net	2,260,435	2,204,496
Acquired real estate leases, net	137,226	138,596
Cash and cash equivalents	19,870	28,415
Restricted cash	11,302	6,135
Rents receivable, including straight line rents of $60,303 and $58,336, respectively	65,524	62,782
Deferred leasing costs, net	6,498	6,581
Debt issuance costs, net	2,584	2,954
Due from related persons	1,023	1,504
Other assets, net	7,858	3,438
Total assets	$2,512,320	$2,454,901

LIABILITIES AND EQUITY
Revolving credit facility	$265,000	$310,000
Mortgage notes payable, net	1,096,824	1,096,608
Assumed real estate lease obligations, net	16,931	17,508
Accounts payable and other liabilities	18,623	16,475
Rents collected in advance	10,731	9,442
Security deposits	6,692	6,680
Due to related persons	2,697	2,498
Total liabilities	1,417,498	1,459,211

Commitments and contingencies

Equity:
Equity attributable to common shareholders:
Common shares of beneficial interest, $.01 par value: 100,000,000 shares authorized; 65,185,677 and 65,180,628 shares issued and outstanding, respectively	652	652
Additional paid in capital	1,006,582	999,302
Cumulative net income	155,001	142,155
Cumulative common distributions	(167,929)	(146,419)
Total equity attributable to common shareholders	994,306	995,690
Noncontrolling interest:
Total equity attributable to noncontrolling interest	100,516	—
Total equity	1,094,822	995,690
Total liabilities and equity	$2,512,320	$2,454,901

Warning Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever ILPT uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, ILPT is making forward-looking statements. These forward-looking statements are based upon ILPT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by ILPT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond ILPT’s control. For example:

•
Mr. Murray states ILPT’s belief that it is well positioned to weather disruptions related to the COVID-19 pandemic and references various reasons for this belief, including the role of the industrial and logistics sector and ILPT’s tenants in the supply chain, ILPT’s cash resources and ILPT’s limited tenant and debt maturities in the near term. However, if the economic downturn continues for an extended period, demand for goods would likely decline, which would reduce the level of demand in the supply chain. If that occurs, ILPT’s tenants’ businesses, operations and liquidity may be materially harmed which could result in their inability or unwillingness to pay ILPT rent. If that occurs, ILPT’s results of operations and liquidity may be materially harmed and the value of its properties may decline. Further, although ILPT believes it has sufficient liquidity to weather the COVID-19 pandemic and its aftermath, if ILPT were to realize these or other negative factors, it may exhaust those resources. ILPT’s ability to borrow under its credit facility is subject to it satisfying certain financial covenants, which could become increasingly challenging to satisfy if the economic downturn continues to be severe and is long-lasting. Given the current market uncertainties, ILPT is unable to determine what the ultimate impact will be on its, its tenants’ and other stakeholders’ businesses, operations, financial results and financial position,

•
Mr. Murray references certain relief that ILPT has provided to certain of its tenants in response to the harm they have experienced as a result of the COVID-19 pandemic and its aftermath and states that ILPT believes this relief will allow those tenants to continue to be successful during these current challenging times. However, that relief may turn out to not be sufficient and those tenants may continue to be unable or unwilling to pay rent to ILPT, including the deferred rent, and they may fail to continue as going concerns. In addition, additional ILPT tenants may become unable or unwilling to pay rent and seek similar or additional relief from ILPT, particularly if the current severe economic conditions do not soon significantly improve,

•
Mr. Murray states that ILPT plans to expand the joint venture that ILPT recently formed with another investor and that ILPT expects that this joint venture will support ILPT’s continued growth. However, the current economic conditions may limit the ability of this joint venture to grow. Further, this press release references this joint venture as being ILPT’s first joint venture, which may imply that ILPT will enter additional joint ventures in the future. However, ILPT may elect not to pursue any additional joint ventures, and if it does elect to pursue additional joint ventures, it may not be successful in entering into any additional joint ventures, and

•
Mr. Murray states that ILPT believes it remains a secure investment amid uncertain market economic conditions, and he references ILPT’s recent announcement that it had maintained its regular quarterly distribution to shareholders which may imply that ILPT’s share price will sustain its current level or increase in the future or that ILPT will continue to pay distributions at the current level in the future. However, ILPT’s share price may not sustain its current level or may decline and ILPT may in the future decrease its quarterly distribution rate.

The information contained in ILPT’s filings with the SEC, including under “Risk Factors” in ILPT’s periodic reports, or incorporated therein, identifies important factors that could cause ILPT’s actual results to differ materially from those stated in or implied by ILPT’s forward-looking statements. ILPT’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, ILPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(END)